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                                                                      EXHIBIT 12



                      Statements re Computation of Ratios


     The ratios of income to fixed charges have been computed on the basis of the total enterprise (as defined by the Commission) by dividing income before fixed charges and income taxes by fixed charges. Fixed charges consist of interest expense on all long-term and short-term borrowings, excluding or including interest on deposits as indicated. The computations of other ratios are evident from the information presented in this Form 10-K.